Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Regulation A Offering Circular on Form 1-A of Roots Real Estate Investment Community I, LLC of our report dated February 16, 2022 relating to the financial statements of Roots Real Estate Investment Community I, LLC as of September 30, 2021.

We also consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

February 24, 2022